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                                                                    Exhibit 10.2

                      AMENDED AND RESTATED PROMISSORY NOTE

$10,000,000                                                   September 1, 2005

         This Amended and Restated Promissory Note (this "Note") amends and replaces in its entirety that certain Promissory Note dated September 18, 2001.

         For value received, the undersigned, TARGETED GENETICS CORPORATION ("Targeted"), promises to pay to the order of BIOGEN IDEC MA, INC. ("Biogen"), at 14 Cambridge Center, Cambridge, Massachusetts 02142, or such other place or places as the holder of this Note may designate in writing, the principal sum of Ten Million Dollars ($10,000,000), in accordance with the terms and conditions of the Funding Agreement, dated as of August 8, 2000, as amended as of July 14, 2003 and as further amended as of September 1, 2005, by and between Targeted and Biogen (together with all supplements, exhibits, amendments and modifications to such agreement, the "Funding Agreement"). Targeted also promises to pay interest on the unpaid principal balance of this Note in like money in accordance with the terms and conditions of, and at the rate or rates provided in, the Funding Agreement. All accrued and unpaid interest is payable annually on each August 31 (provided, that if such date would fall on an day that is not a business day, then the interest payment date shall be extended to the next succeeding business day) and on the Final Maturity Date. All principal is due and payable in full on the Final Maturity Date or such earlier date as provided in the Funding Agreement.

         Targeted waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, dishonor or enforcement of the payment of this Note, except such notices as are specifically required by this Note or by the Funding Agreement, and agrees that its liability shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Biogen. Targeted consents to any and all extensions of time, renewals or waivers that may be granted by Biogen with respect to payment or other provisions of this Note and the Funding Agreement.

         This Note is the Note referred to in the Funding Agreement and as such is entitled to all of the benefits and obligations specified in the Funding Agreement. Reference is made to the Funding Agreement for provisions for the repayment of this Note and the acceleration of the maturity of this Note.

         All capitalized terms used and not otherwise defined in this Note shall have the meanings given to such terms in the Funding Agreement.

                                           TARGETED GENETICS CORPORATION

                                           By: /s/ H. Stewart Parker
                                              ------------------------
                                           Name: H. Stewart Parker
                                                ----------------------
                                           Its : President and CEO
                                                ----------------------


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